Exhibit 99.1

FOR IMMEDIATE RELEASE	May 18, 2021

Teleflex Signs Definitive Agreement to Sell Certain Respiratory Assets and Reaffirms Adjusted EPS Guidance
Total consideration is $286 million, reduced by $12 million of working capital to be retained by Teleflex
Assets to be divested generated $139M in 2020 revenue, with 2021 growth expected to be approximately flat
2021 headwinds are estimated at $28-32 million in revenue and $0.10-$0.15 in adjusted diluted earnings per share
Teleflex is maintaining its current 2021 adjusted diluted earnings per share guidance range

WAYNE, Pa.—May 18, 2021—Today, Teleflex Incorporated (NYSE:TFX), a leading global provider for healthcare supplies and services, announced that it has entered into a definitive agreement to sell a significant portion of its Respiratory business to Medline Industries, Inc. (“Medline”) for $286 million in cash, reduced by $12 million in working capital not transferring to Medline. The Teleflex respiratory product lines that will be divested include oxygen and aerosol therapy, active humidification, non-invasive ventilation, and incentive spirometers, which generated $139 million in revenue in 2020. The transaction is expected to close early in the third quarter of 2021, subject to customary regulatory approvals and other closing conditions.

“Following a comprehensive review of our strategy and core capabilities, our Board of Directors and management team decided that divesting a significant portion of our Respiratory business will enable Teleflex to focus further on executing in our core market segments to drive long-term sustainable growth and increase shareholder value,” said Liam Kelly, Chairman, President and Chief Executive Officer of Teleflex. “We expect the proceeds from the divestiture of this business, along with our ability to continue to generate cash from operations, to help us on our journey to execute our strategic plan.” In addition, Mr. Kelly noted, “Following a strong first quarter 2021 performance and the continued recovery in April as outlined on our first quarter 2021 earnings call, we feel confident in maintaining our 2021 full year adjusted earnings per share guidance range, even in light of the dilution from the sale of the respiratory assets. We look forward to providing a full financial update to investors on our second quarter 2021 earnings call. Importantly, this transaction is accretive to our pro-forma revenue growth profile, as well as adjusted gross and operating margins longer term.”

Financial Implications

In 2021, the respiratory product lines that will be divested were expected to generate net revenue approximately flat with the $139 million generated in 2020. Assuming a close to the transaction early in the third quarter of 2021, the company estimates a revenue headwind of $28-32 million and adjusted earnings per share dilution of $0.10-$0.15 in 2021 or approximately 1% of 2021 adjusted earnings per share, net of a manufacturing services agreement that we plan to enter into with Medline upon the initial closing of the sale transaction.
The Company intends to use the divestiture proceeds to pay down debt, augmenting its financial flexibility to support its growth strategy.

Advisors

Guggenheim Securities is acting as financial advisor to Teleflex and Holland & Knight LLP is serving as legal counsel.

Sidley Austin is serving as legal counsel for Medline.

About Teleflex Incorporated

Teleflex is a global provider of medical technologies designed to improve the health and quality of people’s lives. We apply purpose driven innovation – a relentless pursuit of identifying unmet clinical needs – to benefit patients and healthcare providers. Our portfolio is diverse, with solutions in the fields of vascular access, interventional cardiology and radiology, anesthesia, emergency medicine, surgical, urology and respiratory care. Teleflex employees worldwide are united in the understanding that what we do every day makes a difference. For more information, please visit teleflex.com.

Teleflex is the home of Arrow®, Deknatel®, Hudson RCI®, LMA®, Pilling®, Rüsch®, UroLift®, and Weck® – trusted brands united by a common sense of purpose.

Contacts:

Teleflex Incorporated John Hsu Vice President, Investor Relations 610-225-6961	Medline Blair Klein Vice President, Corporate Communications 847-643-3308

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Any forward-looking statements contained herein are based on our management’s current beliefs and expectations, but are subject to a number of risks, uncertainties and changes in circumstances, which may cause actual results or company actions to differ materially from what is expressed or implied by these statements. These risks and uncertainties are identified and described in more detail in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K.